Exhibit 10.6

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 202[•] (this “Agreement”), is entered into by and among WEREWOLF THERAPEUTICS, INC., a Delaware corporation (“Werewolf”), and [•] (the “Rights Agent” and, collectively with Werewolf, the “Parties”).

RECITALS

WHEREAS, Ambros Therapeutics, Inc., a Delaware corporation (“Ambros”), Werewolf, and Wave Atlantis Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Werewolf (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of August 21, 2026 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Ambros (the “Merger”), with Ambros surviving the Merger as a wholly owned subsidiary of Werewolf; and

WHEREAS, in accordance with the Merger Agreement, Werewolf will issue and distribute to each of the holders of Werewolf Common Stock of record as of the close of business on the last Business Day prior to the Effective Time, by way of a dividend or distribution consistent with the Merger Agreement, one CVR (as defined below) for each share of Werewolf Common Stock held by such holder, with each CVR representing the right to receive non-transferable contingent cash payments in respect of each Legacy Asset Agreement (as defined below) as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Parties agree, for the proportionate benefit of all Holders (as defined below), as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement, unless expressly set forth otherwise herein. As used in this Agreement, the following terms will have the following meanings:

“Board of Directors” means the board of directors of Werewolf following consummation of the transactions contemplated by the Merger Agreement.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Werewolf to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“CVR Payment Period” means an annual period (or portion thereof) beginning on the Effective Time and ending on December 31 of any given calendar year during the CVR Period; provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Period, such CVR Payment Period will end on the Expiration Date.

“CVR Payment Amount” means an amount equal to one hundred percent (100%) of the Net Proceeds actually received, without duplication, in respect of any Legacy Asset pursuant to any Legacy Asset Agreement by any Payment Obligor from or on behalf of any Legacy Asset Counterparty.

“CVR Payment Date” means, with respect to any CVR Payment Period, no later than thirty (30) days following expiration of such CVR Payment Period; provided that if the aggregate Net Proceeds for such CVR Payment Period (together with any Net Proceeds carried forward from prior CVR Payment Periods pursuant to the definition of “Net Proceeds”) is less than $1,000,000, no CVR Payment Amount shall be due and payable with respect to such CVR Payment Period, and instead such Net Proceeds shall be carried forward and added to the Net Proceeds for the subsequent CVR Payment Period(s) until (i) the aggregate Net Proceeds (after giving effect to all such carried-forward amounts) equal or exceed $1,000,000 or (ii) the last CVR Payment Period of the CVR Period, at which point the CVR Payment Date shall occur no later than thirty (30) days following the end of the CVR Period regardless of whether such $1,000,000 threshold has been met.

“CVR Period” means the period beginning at the Effective Time and ending on the Expiration Date.

“CVRs” means the right to receive contingent cash payments with respect to a Legacy Asset Agreement pursuant to this Agreement and the Merger Agreement.

“Disposition Period” means the period beginning at the Effective Time and ending on the date that is twelve (12) months following the Effective Time.

“DTC” means The Depository Trust Company or any successor thereto.

“Expiration Date” means [•]1.

“Gross Proceeds” means, without duplication, for any CVR Payment Period, the sum of all Cash and Cash Equivalents actually paid to the relevant Payment Obligor or received by any Payment Obligor under the Legacy Asset Agreement(s), in each case, solely to the extent attributable to one or more Legacy Asset(s); provided that the following shall be excluded from Gross Proceeds: (a) any amount paid by or on behalf of a Legacy Asset Counterparty in respect of goods or services, including for the conduct of research, development or manufacturing activities, amounts paid to purchase any goods, or amounts to reimburse or pay third parties for the cost of goods or services, including research, development, clinical, regulatory, commercialization, patent or manufacturing activities being conducted by a third party on behalf of Werewolf, or any other Affiliate of Werewolf; (b) any amounts paid by or on behalf of a Legacy Asset Counterparty for payment or reimbursement of patent prosecution, defense, enforcement and maintenance and other related expenses; (c) any consideration received by a Payment Obligor under a Legacy Asset Agreement after the Expiration Date; (d) any benefits, rights or value received pursuant to a Legacy Asset Agreement that are allocable or attributable to a right or asset other than a Legacy Asset that is disposed under a Legacy Asset Agreement; (e) profit-share, revenue-share, or similar participation payments; and (f) other ancillary, indirect or incidental benefits, rights or value received in connection with or arising out of a Legacy Asset Agreement. For the avoidance of doubt, equity securities shall constitute Gross Proceeds only to the extent

[1]	Note to Draft: To be the date that is three (3) years from the date of Closing.

such equity securities are listed and freely tradeable on a national securities exchange as of the date of receipt thereof by the relevant Payment Obligor, in which case the value of such equity securities shall be determined based on the volume-weighted average closing price of such equity securities on such national securities exchange for the five (5) trading days ending on the trading day immediately prior to the date of receipt thereof; and no other non-cash property or consideration (including debt securities, equity securities that are not so listed and freely tradeable, or other in-kind consideration) received by any Payment Obligor shall constitute Gross Proceeds at any time. For clarity, Gross Proceeds shall include, without duplication, all amounts received by Werewolf or any of its Subsidiaries prior to the Effective Time pursuant to any Legacy Asset Transaction consummated prior to the Closing, and all such amounts shall be deemed to have been received in the first CVR Payment Period of the CVR Period; provided, however, that all of such amounts should be excluded from Gross Proceeds if any value was ascribed to such amounts in reaching a determination (including but not limited to the calculation of Net Cash pursuant to Section 2.8 of the Merger Agreement) as to the consideration to be payable pursuant to the Merger Agreement.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Legacy Asset” means each of Werewolf’s conditionally activated INDUKINE programs referred to as WTX-124 and WTX-330, including any and all and related clinical and preclinical assets (e.g., all molecules and sequences identified in the programs), in each case to the extent owned by Werewolf as of the date of the Merger Agreement and still owned by Werewolf as of the Closing.

“Legacy Asset Agreement” means any agreement or series of agreements entered into during the period beginning on the date of the Merger Agreement and ending upon the expiration of the Disposition Period between, on the one hand, Werewolf, Ambros or any other Affiliate of Werewolf, and, on the other hand, any other Person, under which Werewolf, Ambros or any other Affiliate of Werewolf consummates a Legacy Asset Transaction.

“Legacy Asset Consultant” means the consultant engaged pursuant to Section 2.5(c) of the Merger Agreement.

“Legacy Asset Counterparty” means any Person that is party to any Legacy Asset Agreement, other than Werewolf, Ambros or any other Affiliate of Werewolf.

“Legacy Asset Transaction” means any sale, license, sublicense, transfer, assignment, disposition, divestiture, out-license, or other monetization of any or all of the Legacy Assets.

“Net Proceeds” means, for each CVR Payment Period during the CVR Period, the aggregate Gross Proceeds attributable to all Legacy Assets for such CVR Payment Period minus the aggregate Permitted Deductions for such CVR Payment Period, in each case as calculated in a manner consistent with GAAP. Net Proceeds shall be calculated on an aggregate basis across all Legacy Assets (and not on a Legacy Asset-by-Legacy Asset basis), such that Permitted Deductions attributable to any Legacy Asset may be applied against Gross Proceeds attributable to any other Legacy Asset; provided that any Permitted Deductions in excess of aggregate Gross Proceeds for any CVR Payment Period shall be carried forward and applied against aggregate Gross Proceeds in subsequent CVR Payment Periods. For clarity, if any of the applicable Gross Proceeds or Permitted Deductions are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate published by Bloomberg on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Werewolf, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Payment Obligor” means Werewolf or any Affiliate of Werewolf, or any of their respective successors (including any Assignee) or Affiliates.

“Permitted Deductions” means the sum of, without duplication of any deductions listed below or exclusions from Gross Proceeds, the following costs or expenses or amounts with respect to a particular CVR Payment Period.

(a) any applicable Taxes (including but not limited to any applicable value added, transfer, stamp, withholding or sales taxes) imposed on Gross Proceeds and payable by Werewolf or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and any income or other Taxes payable by Werewolf or any of its Affiliates that would not have been incurred by Werewolf or its Affiliates but for the Gross Proceeds having been received or accrued by Werewolf or its Affiliates; provided that for purposes of calculating income Taxes incurred by Werewolf or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed (i) assuming that the only items of gross income of Werewolf or its Affiliates are the applicable items of Gross Proceeds (for the avoidance of doubt, assuming that such items of Gross Proceeds are includable in the taxable income of Werewolf or its Affiliates, as applicable, no later than the taxable year that includes the corresponding CVR Payment Amount), (ii) assuming that the only items of expenses, losses, credits or other deductions of Werewolf or its Affiliates are (1) those items of expense, loss, credit and deduction (including net operating loss carryforwards or other Tax attributes) of Werewolf or its Affiliates existing as of immediately prior to the Effective Time for U.S. federal income tax purposes and applicable state and local income tax purposes that are actually usable by Werewolf or its Affiliates, as applicable, in the tax year of receipt of the applicable items of Gross Proceeds, to the extent such net operating loss carryforwards and other items are permitted by applicable Law to be, and are, taken as a deduction in such taxable year (for the sake of clarity, (A) taking into account any limits on the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor, including, but not limited to, as a result of the transactions contemplated by the Merger Agreement and (B) excluding any net operating losses or other Tax attributes generated by (x) Werewolf or its Affiliates after the Effective Time, including by reason of any acquisition after the Closing, or (y) Ambros, the Surviving Corporation or any of their respective Subsidiaries before, on or after the Effective Time) and (2) those items of expense, loss, credit and deduction of Werewolf or its Affiliates that arise from any Permitted Deduction, (iii) all such items of Gross Proceeds are taxed in the hands of Werewolf or its Affiliates, as applicable, at the highest applicable marginal income or other similar U.S. federal, state, local and non-U.S. tax rate applicable to Werewolf and its Affiliates (as applicable) and (iv) without regard to whether any income Taxes are actually paid or payable by Werewolf or any of its Affiliates as a result of joining in the filing of any consolidated, combined, unitary or similar Tax Return that includes Ambros, the Surviving Corporation or any of their respective Subsidiaries (for the avoidance of doubt, to the extent that a Tax attribute of Ambros or any of its Subsidiaries is used by the group to reduce a tax payable, Werewolf and its Affiliates shall be deemed to have paid that Tax liability, and any amounts computed pursuant to this clause (a) shall be deemed to have been paid or payable and remitted by a Payment Obligor in the CVR Payment Period in which the related Gross Proceeds are included in Gross Proceeds); provided, further that, with respect to any Legacy Asset Transaction consummated prior to the Effective Time, including any such Legacy Asset Transaction consummated on the Closing Date but prior to the Effective Time, each amount in respect of Taxes described in this clause (a) that is attributable to proceeds included in Gross Proceeds shall, to the extent not taken into account in the determination of Final Werewolf Net Cash, be deemed to have been paid or remitted by a Payment Obligor and shall constitute a Permitted Deduction for the first CVR Payment Period (for this purpose, an amount shall be treated as having been taken into account in Final Werewolf Net Cash only to the extent it resulted in a dollar-for-dollar reduction in Final Werewolf Net Cash, whether through a reduction of Werewolf’s Cash and Cash Equivalents or as a separate deduction, reserve, accrual, funding amount, holdback, offset or other adjustment in the calculation of Final Werewolf Net Cash);

(b) any documented internal or out-of-pocket costs and expenses actually paid by Werewolf or any of its Affiliates reasonably allocable to one or more Legacy Asset(s), including any losses paid or payable by Werewolf or any of its Affiliates arising out of any third-party claims, demands, actions or other proceedings relating to or in connection with any Legacy Asset Transaction, including indemnification obligations of Werewolf or any of its Affiliates set forth in any Legacy Asset Agreement, technology transfer costs, litigation costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Werewolf or any of its Subsidiaries of intellectual property rights but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same; provided that internal costs for a particular activity shall only include the direct personnel and other incremental costs actually paid by Werewolf or its Affiliates in performing such activity under such Legacy Asset Agreement, and shall exclude (i) all general and administrative expenses, corporate overhead, shared services costs and any indirect or allocated costs (including finance, executive management, legal, human resources, IT, facilities, insurance and similar corporate functions), (ii) depreciation, amortization and other non-cash expenses, (iii) any recovery or allocation of capital expenditures or capitalized costs; provided, that, as determined in accordance with the Wind-Down Expense Determination Procedures, any Wind-Down Estimated Expenses that will no longer be incurred as a direct result of such disposition shall be added back in the calculation of Net Proceeds;

(c) any documented internal and out-of-pocket costs and expenses actually paid by Werewolf or any of its Affiliates in connection with business development related efforts with respect to the Legacy Asset(s), including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, legal costs, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds), in each case as incurred by or on behalf of, or approved in advance by, the Legacy Asset Consultant;

(d) any documented expenses actually paid by Werewolf or any of its Affiliates in maintaining, enforcing, defending and filing patents covering the Legacy Assets until the expiration of the CVR Period, or to preserve or ready the Legacy Assets for disposition, including costs of maintaining the Legacy Assets, master cell banks, regulatory filings and intellectual property in existence as of the Closing Date;

(f) any Costs or Liabilities incurred by Werewolf or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Legacy Asset or Legacy Asset Agreement;

(f) any documented fees and expenses of the Rights Agent and the Legacy Asset Consultant; and

(g) any other documented out-of-pocket costs incurred by or on behalf of, or approved in advance by, the Legacy Asset Consultant.

“Permitted Transfer” means a transfer of CVRs (a) on death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in nominee form, from a nominee to the applicable beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by the Rights Agent; (f) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (g) to Werewolf for any or no consideration.

“Requisite Holders” means the Holders holding not less than ten percent (10%) of the then-outstanding CVRs.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Wind-Down Expense Determination Procedures” means, following any disposition of any Legacy Asset, a determination mutually agreed in good faith by Werewolf and the Legacy Asset Consultant that a Wind-Down Estimated Expense will no longer be incurred as a direct result of the wind-down of such Legacy Asset. In the event there is a dispute, Werewolf and the Legacy Asset Consultant shall cooperate in good faith to resolve such dispute as promptly as practicable, and any such resolution shall be final, conclusive and binding for all purposes hereunder. In the event the Werewolf and the Legacy Asset Consultant are unable to resolve any such dispute within 30 days of such disposition, or such longer period as Werewolf and the Legacy Asset Consultant shall mutually agree in writing, such dispute shall be resolved in accordance with the procedures set forth in Section 2.8(b) through Section 2.8(e) of the Merger Agreement, mutatis mutandis, and shall become final, conclusive and binding for all purposes hereunder in accordance with such procedures.

1.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) all references to dollars or “$” refer to United States dollars and (g) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive. For clarity, the Parties agree that the phrase “adverse” when used in this Agreement with respect to the Holders includes any amendment or other action, as applicable, that does or would be reasonably expected to reduce, eliminate, or delay (y) any payment to the Holders under this Agreement by more than de minimis amounts, or (z) any payment to Werewolf or its successors or their Subsidiaries under any Legacy Asset Agreement that would constitute a CVR Payment Amount by more than de minimis amounts.

2. CONTINGENT VALUE RIGHTS

2.1 CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, at the Effective Time, Werewolf shall issue and distribute, by way of a dividend or distribution consistent with the Merger Agreement , one CVR for each share of Werewolf Common Stock held of record as of the close of business on the last Business Day prior to the Effective Time (less applicable withholding Taxes). Each CVR represents the contingent right of a Holder to receive the CVR Payment Amount with respect to any Legacy Asset Agreement, divided by the number of then-outstanding CVRs pursuant to this Agreement, to be paid in accordance with this Agreement. The initial Holders will be determined in accordance with the Merger Agreement.

(b) Werewolf hereby appoints the Rights Agent to act as rights agent for Werewolf as contemplated hereby in accordance with the express terms and conditions set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

2.2 Nontransferable. The CVRs will not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book entry format and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as permitted herein. The CVR Register will initially show one position for Cede & Co. representing all the shares of Werewolf Common Stock held by DTC on behalf of the street name holders or beneficial owners of the shares of Werewolf Common Stock held by or beneficially owned by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or beneficial owners with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders or beneficial owners in accordance with Section 2.3.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Werewolf or the Rights Agent, as applicable, may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid or will be paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Werewolf and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Legacy Asset Agreement is entered into during the Disposition Period, then Werewolf shall promptly deliver to the Rights Agent written notice indicating that a Legacy Asset Agreement has been entered into and a copy of the Legacy Asset Agreement and any ancillary agreements thereto.

(b) On or before each CVR Payment Date, with respect to any Legacy Asset Agreement, Werewolf will deliver to the Rights Agent (i) a notice (in each case, a “CVR Payment Notice”) indicating (A) that the Holders are entitled to receive one or more payments with respect to Net Proceeds from the applicable Legacy Asset Agreement, (B) the source and trigger event for such payment of such Net Proceeds under the applicable Legacy Asset Agreement, and (C) the Gross Proceeds, Net Proceeds and any Permitted Deductions, with reasonable supporting detail for such Permitted Deductions, as applicable, (ii) an Officer’s Certificate certifying such calculation and (iii) any letter of instruction reasonably required by the Rights Agent. On or before any CVR Payment Date, Werewolf shall, in accordance with Section 4.2, transfer to the Rights Agent by wire transfer of immediately available funds to an account designated by the Rights Agent an amount of cash equal to the applicable CVR Payment Amount for such CVR Payment Date payable to the Holders on account of all CVRs in respect of such Net Proceeds under the applicable Legacy Asset Agreement. All payments made by Werewolf hereunder shall be made in U.S. dollars. For the avoidance of doubt, Werewolf shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of Werewolf’s obligations set forth in this Section 2.4(b).

(c) The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of any CVR Payment Notice (each such date, a “CVR Notice Date”), send each Holder at its registered address a copy of the applicable CVR Payment Notice. At the time the Rights Agent sends a copy of such CVR Payment Notice to the Holders, the Rights Agent will also pay the applicable CVR Payment Amount to the Holders, with each Holder receiving an amount equal to the product of A * B where “A” equals the quotient of (i) the applicable CVR Payment Amount in respect of the applicable Net Proceeds under the applicable Legacy Asset Agreement, divided by (ii) the then-outstanding number of CVRs held by all Holders, and “B” equals the number of CVRs held by such Holder as reflected on the CVR Register, by check mailed to the address of each Holder as reflected in the CVR Register, in each case, as of the close of business on the last Business Day prior to such CVR Notice Date.

(d) In addition to any Permitted Deductions, Werewolf and its Affiliates and the Rights Agent shall be entitled to deduct or withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under this Agreement (including any CVR Payment Amount otherwise payable or otherwise deliverable pursuant to this Agreement), such amounts as are reasonably determined to be required to be deducted or withheld with respect to the making of such payment or distribution (including in respect of the distribution of CVRs) under the Code or any other provision of any applicable federal, state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld and paid over or deposited with the relevant Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holder(s) to whom such amounts would otherwise have been paid or delivered. Werewolf shall instruct the Rights Agent to use commercially reasonable efforts to solicit from such Holder any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) a reasonable amount of time prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder in order to provide the opportunity for the Holder to provide such Tax forms in order to avoid or reduce such withholding amounts.

(e) Any portion of any CVR Payment Amount that remains undistributed to the Holders six (6) months after an applicable CVR Notice Date will be delivered by the Rights Agent to Werewolf, upon demand, and any Holder will thereafter look only to Werewolf for payment of such CVR Payment Amount, without interest.

(f) Neither Werewolf nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Werewolf’s and the Rights Agent’s reasonable best efforts to deliver a CVR Payment Amount to the applicable Holder, any CVR Payment Amount has not been paid prior to one (1) year after an applicable CVR Notice Date, as applicable (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Authority), any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Werewolf, free and clear of all claims or interest of any person previously entitled thereto.

(g) For all U.S. federal and applicable state and local income Tax purposes the Parties agree to treat (i) the CVRs issued pursuant to the Pre-Closing Distribution as a distribution of property by Werewolf with respect to the Werewolf Common Stock to which Section 301 of the Code applies, and not as consideration paid or received in connection with the Merger and (ii) any CVR Payment Amount as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by Werewolf in respect of Werewolf Common Stock. Each of the Parties shall, and shall cause their respective Affiliates to, report such treatment consistently on all U.S. federal and applicable state and local income Tax Returns and shall not take any position inconsistent therewith for such Tax purposes, except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code or applicable Law. Consistent with the tax treatment described in this Section 2.4(g), Werewolf will send, or cause to be sent, IRS Forms 1099-DIV to all Holders notifying them of the portion of the CVR value that is a nondividend distribution (or a dividend to the extent of Werewolf’s current or accumulated earnings and profits) for U.S. federal income Tax purposes. Werewolf (but not Ambros) will independently retain and pay for the services of a third-party valuation firm to determine the fair market value of the CVRs and Werewolf will utilize such fair market value for purposes of all Tax reporting (including on IRS Forms 1099-DIV) with respect to the CVRs.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Werewolf.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Werewolf or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive CVR Payment Amount, if any, in accordance with the terms hereof.

(c) Neither Werewolf or its directors and officers nor Ambros or its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

(d) It is further acknowledged and agreed that neither Ambros nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Werewolf without consideration therefor. Nothing in this Agreement is intended to prohibit Werewolf or any of its Affiliates from offering to acquire or acquiring CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Werewolf or any of its Affiliates (including Ambros) shall be automatically deemed extinguished and no longer outstanding or entitled to the CVR Payment Amount for purposes of this Agreement, or to count for the purpose of any vote or determination of the Holders for purposes of this Agreement.

3. THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities.

(a) Prior to the occurrence of an Event of Default, and after the curing or waiving of all such Events of Default which may have occurred, the Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence. If an Event of Default has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(b) The Holders, acting by the written consent of the Requisite Holders, may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless such acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for all reasonable, necessary and documented out-of-pocket costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, request and rely upon an Officer’s Certificate with respect to such matter;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Werewolf agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable, necessary and out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(g) Werewolf agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Werewolf on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than (a) taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes), (b) taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (c) any withholding taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of such withholding taxes). The Rights Agent will also be entitled to reimbursement from Werewolf for all reasonable, necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Werewolf and the Holders specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Werewolf has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Werewolf to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified, but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Werewolf, by a Board Resolution, will promptly appoint a qualified successor Rights Agent in accordance with Section 3.3(d) and who may not be an Affiliate (including a director or officer) of Werewolf. Notwithstanding the foregoing, if Werewolf shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed in accordance with this Section 3.3(b) will, upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Werewolf will give notice to each Holder of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Werewolf fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Werewolf. Failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Requisite Holders, Werewolf shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Werewolf and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Werewolf or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts and duties of the retiring Rights Agent.

4. COVENANTS

4.1 List of Holders. Werewolf will furnish or cause to be furnished to the Rights Agent in such form as Werewolf receives from Werewolf’s transfer agent (or other agent performing similar services for Werewolf) and in a form reasonably satisfactory to the Rights Agent, the names and addresses of the Holders within fifteen (15) Business Days after the Effective Time.

4.2 Payment of CVR Payment Amounts. Werewolf will promptly deposit with the Rights Agent, for payment to each Holder, the applicable CVR Payment Amount, if any, prior to or on the applicable CVR Notice Date.

4.3 Legacy Asset Consultant.

(a) Appointment. Upon the Closing, Werewolf shall appoint the Legacy Asset Consultant which shall be mutually agreed upon by, and pursuant to an agreement on terms and conditions, acceptable to, Werewolf and Ambros prior to the Closing with the sole purpose of assisting with the marketing, monetization and disposition of the Legacy Assets during the Disposition Period. The Legacy Asset Consultant’s efforts under Section 4.4 are the sole efforts required during the Disposition Period or CVR Period; Werewolf has no independent obligation to use efforts to market, monetize or dispose of the Legacy Assets. Werewolf shall, and shall cause its Subsidiaries to, reasonably cooperate with the Legacy Asset Consultant in connection with the foregoing, including by providing the Legacy Asset Consultant with periodic reporting on information reasonably requested by of the Legacy Asset Consultant for purposes of its Legacy Asset monetization efforts during the Disposition Period; provided that such cooperation shall not require Werewolf or any of its Subsidiaries to (i) disclose information subject to attorney-client privilege or other applicable privilege or protection, (ii) breach any confidentiality obligation owed to a third party, or (iii) take any action that would unreasonably disrupt its normal business operations. Werewolf shall not, and Werewolf shall cause its Subsidiaries not to, take any action or forego taking any action for the primary purpose of delaying, preventing or minimizing the CVR Payment Amounts contemplated hereunder.

(b) Scope of Authority. The Legacy Asset Consultant shall be responsible for assisting Werewolf in (i) marketing and negotiating the sale, license, sublicense, transfer, assignment, disposition, divestiture, out-license, or other monetization of the Legacy Assets, (ii) the performance of any obligations or enforcement of any rights under any Legacy Asset Agreement, (iii) the conversion of any equity securities that are listed and freely tradeable on a national securities exchange and which have been received pursuant to a Legacy Asset Agreement into Cash and Cash Equivalents, and (iv) reviewing and, where required under this Agreement, approving costs and expenses proposed to be deducted from Gross Proceeds as Permitted Deductions. For the avoidance of doubt, the Consultant shall serve solely as a consultant to Werewolf and shall have no authority to bind the Company or act as an officer, employee or agent of the Company. Werewolf shall not enter into any Legacy Asset Agreement without the prior written consent of the Legacy Asset Consultant.

(c) Approval of Certain Permitted Deductions. With respect to any cost or expense for which paragraph (c) of the definition of “Permitted Deductions” requires that such cost or expense be incurred by or on behalf of, or approved in advance by, the Legacy Asset Consultant, Werewolf shall submit to the Legacy Asset Consultant a written request describing the nature, amount and purpose of such cost or expense, together with reasonable supporting documentation. The Legacy Asset Consultant shall respond to any such request within fifteen (15) Business Days of receipt, and any such cost or expense not affirmatively objected to by the Legacy Asset Consultant in writing within such period shall be deemed approved. If the Legacy Asset Consultant objects to a proposed cost or expense, Werewolf and the Legacy Asset Consultant shall negotiate in good faith to resolve such objection; if they are unable to do so within fifteen (15)

Business Days, either Werewolf or the Legacy Asset Consultant may refer the disputed item for resolution by an independent third-party expert mutually agreed by Werewolf and the Legacy Asset Consultant, whose determination shall be final and binding on the Parties absent manifest error, with the costs of such expert shared equally by Werewolf and the Holders (borne, in the case of the Holders, as a Permitted Deduction).

(a) During the CVR Period, upon the reasonable written request from Werewolf, the Legacy Assets Consultant shall prepare and deliver to the Werewolf a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts related to, the Legacy Assets (including status updates on negotiations related to potential Legacy Asset Agreements not yet executed and the conduct of any material development and commercialization activities pertaining to the Legacy Assets and (ii) any CVR Payment Amounts paid or payable (including expectations around upcoming payments and the timing thereof), in each case up to one time per each fiscal quarter of each calendar year.

(d) Removal and Replacement. The Legacy Asset Consultant may be removed and replaced only upon the mutual written agreement of Werewolf and the Requisite Holders. If the Legacy Asset Consultant resigns, is removed, or becomes unable to serve, Werewolf and the Requisite Holders shall promptly and in good faith agree upon a qualified successor Legacy Asset Consultant.

4.4 Records. During the CVR Period, Werewolf shall maintain (and shall cause the other Payment Obligors to maintain) true, complete and accurate books and records in sufficient detail to enable the Holders and their consultants, Independent Accountants (as defined below) or professional advisors to determine the amounts payable hereunder (including books and records relating to any Legacy Asset Agreement in sufficient detail to permit the Holders to confirm all CVR Payment Amounts in the CVR Period).

4.5 Audit and Information Rights.

(a) At any time during the term of this Agreement or the one (1)-year period following the date of the termination of this Agreement, upon reasonable advance written notice from the Requisite Holders, Werewolf shall permit an independent certified public accounting firm of nationally recognized standing selected by such Holders and reasonably acceptable to Werewolf (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Werewolf and its Affiliates as may be reasonably necessary to evaluate and verify any of the Payment Obligor’s receipt, categorization and accuracy of payments received under any Legacy Asset Agreement and the CVR Payment Amounts hereunder with respect to the two (2) most recently completed CVR Payment Periods as of the date of such audit request; provided that (x) such Holders (and, if applicable, the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Werewolf with respect to the confidential information of Werewolf or its Affiliates to be furnished pursuant to this Section 4.5(b) and (y) such access does not unreasonably interfere with the conduct of the business of Werewolf or any of its Affiliates. The Independent Accountant shall act only as an expert and not as an arbitrator. The fees charged by the Independent Accountant shall be borne by such Holders, unless such audit identifies an aggregate underpayment by Werewolf of the CVR Payment Amounts owed to Holders by more than ten percent (10%), in which case such fees shall be paid by Werewolf. The Independent Accountant shall provide Werewolf with a copy of all disclosures made to such Holders. The decision of the Independent Accountant shall be final, conclusive and binding on Werewolf and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error. Werewolf shall promptly pay, or cause the Rights Agent to promptly pay, the Holders the amount of any underpayment identified in such audit, with each Holder receiving their proportionate share of such underpayment based on the number of CVRs held by such Holder as of the date such CVR Payment Amount was initially due. If the audit reveals an overpayment, Werewolf shall be entitled to withhold such amount from future CVR Payment Amounts. An audit shall not be requested more frequently than once each calendar year and no CVR Payment Period shall be subject to more than one audit; provided that, no audit may be requested more than one (1) year following expiration of the CVR Period.

5. AMENDMENTS

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Werewolf, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence any successor to or permitted assignee of Werewolf and the assumption by any such successor or permitted assignee of the covenants of Werewolf herein as provided in Section 7.3.

(b) Without the consent of any Holders, Werewolf, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent in accordance with Section 3 and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Werewolf such further covenants, restrictions, conditions or provisions as Werewolf and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Werewolf and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Werewolf will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Requisite Holders, whether evidenced in writing or taken at a meeting of the Holders, Werewolf, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by Werewolf and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Werewolf will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. As a condition precedent to the execution of any supplement or amendment to this Agreement, Werewolf shall deliver the Rights Agent a certificate from an appropriate officer of Werewolf which states that the proposed supplement or amendment is in compliance with the terms of this Section 5 and the Rights Agent shall execute such supplement or amendment. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6. REMEDIES OF THE HOLDERS; OTHER CONSENT REQUIREMENTS

6.1 Event of Default. An “Event of Default” with respect to a CVR means one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of applicable Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):

(a) default in the performance by Werewolf of its obligation to transfer cash equal to the applicable CVR Payment Amount to the Rights Agent in accordance with Section 2.4(b); or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Werewolf hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of ninety (90) days after a written notice specifying such default or breach and requiring it to be remedied is given by the Requisite Holders.

6.2 Enforcement.

(a) If an Event of Default has occurred and is continuing (i.e., has not been cured or waived), then, and in each and every such case, the Rights Agent, upon the written request of the Requisite Holders, shall commence a legal proceeding to protect the rights of the Holders, including to seek damages or obtain payment for any amounts then due and payable; provided that, the Rights Agent shall provide to Werewolf and the Holders reasonably concurrent notice of such commencement. For the avoidance of doubt, any legal proceeding commenced in accordance with this Section 6.2(a) shall be subject to the provisions of Section 7.6.

(b) If an Event of Default has occurred and is continuing (i.e., has not been cured or waived), the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding; provided that, the Rights Agent shall provide to Werewolf and the Holders reasonably concurrent notice of such commencement. For the avoidance of doubt, any legal proceeding commenced in accordance with this Section 6.2(b) shall be subject to the provisions of Section 7.6.

7. OTHER PROVISIONS OF GENERAL APPLICATION

7.1 Notices to Rights Agent and Werewolf. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

[•]

[•]

[•]

Attention: [•]

Email Address: [•]

If to Werewolf, to it at:

Werewolf Therapeutics, Inc.

18575 Jamboree Road, Suite 275-S

Irvine, California 92612

Attention: Legal Department

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY, 10001

Attention: [***]

Email: [***]

The Rights Agent or Werewolf may specify a different address or email address by giving notice to each other in accordance with this Section 7.1 and to the Holders in accordance with Section 7.2.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3 Successors and Assigns. Werewolf may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Werewolf for so long as they remain wholly owned subsidiaries of Werewolf or to an assignee of all of Werewolf’s (on a consolidated basis) rights under any Legacy Asset Agreement (each, an “Assignee”); provided that, Werewolf shall remain liable for the performance by any such Assignee of, and shall not be relieved of, its obligations, duties and covenants hereunder. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees satisfying the conditions of the preceding sentence; provided that, Werewolf shall remain liable for the performance by any such Assignee of, and shall not be relieved of, its obligations, duties and covenants hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assignees. Werewolf (or any of its successors) shall not consolidate or merge with or into any other Person unless the acquirer agrees to assume Werewolf’s obligations, duties and covenants under this Agreement. Except as otherwise permitted herein, Werewolf may not assign this Agreement without the prior written consent of the Requisite Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 7.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without Werewolf’s written consent.

7.4 Benefits of Agreement. Werewolf and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Holders, acting by the written consent of the Requisite Holders, all of whom are intended third party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Werewolf, Werewolf’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Werewolf, Werewolf’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement.

7.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Werewolf, Werewolf’s successors and Assignees, each of whom is intended to be, and is, a third party beneficiary hereunder; provided that, the Holders shall be considered third party beneficiaries solely to the extent set forth in Section 6) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Werewolf, Werewolf’s successors and Assignees, and the Holders (solely to the extent set forth in Section 6). The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement acting through the Rights Agent and subject to the provisions of Section 7.4 above unless (i) such Holder previously shall have given to the Rights Agent written notice of default, (ii) the Requisite Holders shall have made written request upon the Rights Agent to commence such proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.2(a). Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of any amounts payable in respect of such CVR under this Agreement on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder. Notwithstanding any other provision in this Agreement, in the event of an insolvency proceeding of Werewolf, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of Werewolf or by any creditor of Werewolf. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Werewolf, which notice, if given, shall be irrevocable, and Werewolf may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

In addition, each of the Parties hereto (a) consents to submit itself to the personal and exclusive jurisdiction of any Delaware state court or any federal court located in State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any federal court located in State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7.8 Termination. Except as otherwise provided in Sections 2.4(f) and 4.5, this Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms prior to the Closing occurring thereunder, (b) forty-five (45) days after the Expiration Date, (c) the mutual written agreement of Werewolf and the Requisite Holders to terminate this Agreement, and (d) the date on which Werewolf’s payment obligations with respect to all Legacy Asset Agreements then in effect have been fully satisfied and no further amounts are or could become payable thereunder (provided that, the foregoing shall not affect or limit the obligations of Werewolf or the Rights Agent to pay or otherwise with respect to any CVR Payment Amount payable during the CVR Period, and the provisions of this Agreement applicable thereto shall survive any expiration or termination of this Agreement). In no event will any CVR Payment Amount become payable for any consideration received by Werewolf, Ambros, or any of their respective Affiliates, under a Legacy Asset Agreement after the Expiration Date and any such consideration shall not be Gross Proceeds under this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or this Section 7, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.9 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Merger Agreement, and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto and thereto with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WEREWOLF THERAPEUTICS, INC.

By:
Name:
Title:

[•]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]